Exhibit 99.1

Thank you and welcome everyone to CNL Lifestyle Properties, Inc.’s 2008 year-end conference call. With me this afternoon is Byron Carlock, CEO and President.

Forward Looking Statements

Before we begin, I need to read the following statement. Statements or comments made on this conference call may be forward-looking statements. Forward-looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested due to variety of factors which are discussed in detail in the company’s SEC filings.

Script

Thank you for giving us the opportunity to update you on our year end financials, I’m Byron Carlock, the CEO and President of CNL Lifestyle Properties, Inc and we appreciate everything that you do to help us continue to grow our portfolio of properties.

We are pleased to report that our total assets as of December 31, 2008 were $2.53 billion while our leverage was only 25.3 percent, not including debt at our unconsolidated entities.

We paid distributions for the year of $128 million and had total FFO of $149 million during the same period. We believe that we have one of the lowest FFO payout ratios in the unlisted REIT space at 86 percent. While we anticipate that our FFO might decrease, we believe that we will continue to have one of, if not the, lowest payout ratios in the unlisted REIT space. We also believe that our generally conservative management approach will help maintain our distribution payments.

On January 27, 2009, our board of directors declared a special distribution of $0.035 per share to stockholders of record as of March 31, 2009. This special distribution was paid out of the gain from our recent sale of the Talega Golf Club in Southern California, and from the percent rent we received from our ski portfolio last year. Additionally, we increased our distribution rate from $0.05125 to $0.0521 per share effective April 1, 2009. The special distribution will be paid by June 30, 2009 along with our quarterly regular distribution. On an annualized basis the increased rate, excluding the special distribution, would represent a 6.25% return if paid for twelve months based on the current $10.00 per share offering price of our common stock.

As of December 31, 2008, the weighted-average base rent rate for our portfolio of leased properties was 9.0 percent. This rate is based on the annualized straight-lined base rent due under our leases and the weighted average value of our real estate investment properties subject to operating leases. The weighted average lease rate of our portfolio will fluxuate based on our asset mix and timing of property acquisitions. Approximately 89.5 percent of our portfolio is net leased to 3rd parties.

As of December 31, 2008, we had over $200 million in cash and cash equivalents on hand. When and where capital is available, we anticipate that our cost of borrowing will likely increase over historical rates. We continue to maintain a low leverage ratio with a long-term target of 50 percent debt to total assets. We have no near-term debt maturities, with the first significant maturity occurring in the middle of 2010.

As of March 1, 2009, we had a portfolio of 115 lifestyle properties in the following asset classes: ski and mountain lifestyle, golf, attractions and additional lifestyle properties. Ten of these 115 properties are owned through unconsolidated ventures and three are located in Canada. Also, we had 10 loans outstanding with an aggregate outstanding principal balance of approximately $166.8 million as of March 1st. Our properties are diversified when aggregated by purchase price as follows: 32 percent in ski and mountain lifestyle, 26 percent in golf, 21 percent in attractions and 21 percent in additional lifestyle properties. Our real estate investment portfolio is diversified geographically with properties in 30 states and Canada as well as by 18 operators which we consider to be significant industry leaders. One hundred and three of our properties are leased on a long-term triple net basis (generally between five to 20 years, plus multiple renewal options).

How has the current economic condition affected the portfolio?

Some of our tenants have experienced difficulties or have been unable to obtain working capital lines of credit or renew existing lines of credit due to the current state of the capital markets. This has created working capital shortages for some tenants, particularly during off season months. To partially alleviate this issue, we have modified the leases for certain tenants such that rents are paid on a seasonal schedule with most, if not all, of the rent being paid during the tenant’s seasonally busy period. In some situations, we have or may consider modified lease terms to allow for rent deferrals or reductions for a period of time. In the event that a tenant defaults and vacates our property, applicable tax laws permit us to engage a third-party manager to operate the property on our behalf for several years until we can re-lease it. During this period, we would receive operating income from the property, which may be less (or could be more) than the rents that were contractually due under the prior leases.

How have the industries you have invested in faired in this economy?

The U.S. ski industry set an all-time record of 60.5 million skier and rider visits for the 2007/2008 season. According to the National Ski Areas Association (NSAA), U.S. ski areas have reported that skiers and snowboarders continue to visit the slopes in strong numbers despite current economic conditions. Skier visits for the 2008/2009 season are trending towards 58.5 million visits, which would result in a modest decrease of less than five percent from prior year’s record, but still consistent with the trailing four year average. These statistics are consistent with the results and trends we are experiencing with most of our ski and mountain lifestyle properties and tenants: while we expect to have a few resorts achieve record levels of visitation this season, our resorts, on average, are anticipated to be approximately five percent behind last year’s numbers, with actual revenue per visit also being compressed.

The regional and local gated park attractions have historically been resistant to recession. According to a 2008 publication by PricewaterhouseCoopers, Global Entertainment and Media Outlook 2008—2012, “Theme Parks and Amusement Parks”, spending on parks and attractions in the U.S. is expected to increase from $12.5 billion in 2008 to $14.5 billion in 2012. Attendance in the U.S. is expected to increase from 347 million visits in 2008 to 373 million in 2012. PARC Management, our largest operator of attractions, experienced a 13 percent growth in attendance in 2008 and recently released the following statement: “Pre-season annual pass sales can be a good indicator of demand for our drive-to, value-based entertainment. Through January, we experienced double digit percentage increases over 2008 in annual pass sales across our portfolio of themeparks and waterparks. We believe this momentum demonstrates the shift that consumers are making to stay closer to home for entertainment.”

According to the National Golf Foundation (NGF), participation is stable at approximately 29.5 million golfers, 500 million rounds, and 16,000 facilities. As of December 2008, the annual year-to-date number of rounds played was only down 1.8 percent against the same period in 2007. Through February of 2009 rounds of golf have increased by 1.6 percent. However, the NGF estimates that half of the core golfers are being impacted by the slowing economy and are cutting back on spending for playing fees, food and beverage and merchandise. The hardest hit group in this industry is the private courses, which have been affected by the decline in the general economy and housing market causing a drop in new membership sales.

Through February 2009, the prevailing trend across all of our asset classes is that the leading industry indicators, such as number of skier or attractions visits or golf rounds played, have been generally sustained during this economic downturn with some properties performing slightly better and some slightly worse as compare to the prior period. However, the per head spending has decreased, thus having a potential impact on our earnings and cash flows. We closely monitor the performance of all tenants, their financial strength, their ability to pay rent under the leases for our properties, and any potential indicators of impairment in the value of our assets. In addition, whenever the situation warrants, we evaluate our properties for impairment in accordance with generally accepted accounting principles. Based on our analyses, we have not identified any impairments in the carrying value of our real estate assets. We continue to believe that our properties have long-term value and we continue to manage our portfolio through these temporary and cyclical market conditions with a long-term view.

Key Takeaways

CNL Lifestyle Properties’ seasoned management team has positioned the company to work through this market in the following ways:

1)	Weighted average base rental rate of 9.0 percent for assets targeted based upon the long term demographic trends.

2)	We have followed our conservative management approach which consists of:

a.	One of, if not the lowest, FFO payout ratios at 86 percent;

b.	Low leverage of 25.3 percent with no significant near-term maturities; and

c.	Triple net leases at 103 of our 115 properties (approximately 89.5 percent) along with cross defaults and security deposits

Q & A:

Q:	Status of redemption program

A:	We are redeeming approximately $21 million in the first quarter of 2009 and will continue to evaluate redemptions pursuant to the terms of the redemption plan.

Q:	Impact of economic downturn on tenants

A:	As we discussed in our 10K, some of our tenants have experienced difficulties or have been unable to obtain working capital lines of credit or renew existing lines of credit due to the current state of the capital markets. This has created working capital shortages for some tenants, particularly during off season months. To partially alleviate this issue, we have modified the leases for certain tenants such that rents are paid on a seasonal schedule with most, if not all, of the rent being paid during the tenant’s seasonally busy period. In some situations, we have or may consider modified lease terms to allow for rent deferrals or reductions for a period of time. In the event that a tenant defaults and vacates our property, applicable tax laws permit us to engage a third-party manager to operate the property on our behalf for several years until we can re-lease it. During this period, we would receive operating income from the property, which may be less than the rents that were contractually due under the prior leases.

Q:	Status of Eagle

A:	On June 2008, EAGLE Golf notified us that it was having working capital shortages and would be unable to pay that month’s rent. We agreed to allow it to defer $2.2 million in rent until September 30, 2008. On October 30, 2008, we entered into an Omnibus Lease Resolution Agreement with EAGLE Golf, PGMI and certain other parties in order to resolve EAGLE Golf’s financial issues. As a result, during the second half of 2008, we agreed to (i) forgo unpaid rents totaling $9.3 million, (ii) cancel letters of credit to be provided by EAGLE Golf in the amount of $3.4 million, and (iii) release EAGLE Golf from its obligations to provide us with certain current and future letters of credit as additional security deposits. In exchange, we required EAGLE to release to us $11.8 million in cash security deposits held pursuant to its leases, PGMI to guarantee EAGLE Golf’s lease obligations and the sole shareholder of PGMI to pledge 100 percent of his stock in PGMI to us. The $11.8 million in cash security deposits were used to offset the $9.3 million in past due rent and, accordingly, we recognized the full amount of rent due under the existing leases during 2008.

After significant analysis and consideration, we determined that it is in our best long-term interests for EAGLE to continue operating these golf courses. As of March 31, 2009, we further amended the terms of the Agreement and of 43 of our leases with EAGLE Golf to reduce annualized base rental income from $39.0 million to $28.1 million. Additionally, rent payments for the first half of 2009 were deferred to allow the tenant to build up working capital. These deferred amounts are scheduled to be paid evenly over the last 10 years of the lease term. In the future, rent payments will increase as property-level gross revenues increase so that we may potentially recapture the original EAGLE lease rates when market and operating conditions improve. We have the right to terminate certain of the amended leases at will and others if EAGLE Golf does not meet certain operating thresholds during the lease term. The amended Agreement provides for the release of PGMI’s and EAGLE Golf’s obligations pursuant to the stock pledge agreement and lease guarantees once certain performance tests have been met.

Q:	Status of Rule 0909

A:	CNL Lifestyle Properties, Inc. is aware of FINRA’s Regulatory Notice 0909. The Company intends to provide per share estimated value information in accordance with the Notice and NASD Rule 2340(c) within 18 months after the close of its last public offering of shares.

The Company has provided a statement to this effect in its amendment to the prospectus which was filed last week.

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